SEDAR+ Version

CAE Inc.
8585 Cote de Liesse
Saint-Laurent, Quebec
Canada H4T 1G6

Browning West, LP
1999 Avenue of the Stars, Suite 1150
Los Angeles, CA 90067

Attention:    Usman Nabi and Peter Lee

Dear Messrs. Nabi and Lee:
This letter (this Agreement), dated and effective as of February 13, 2025, constitutes the agreement between CAE Inc. (the Company) and Browning West LP (including the funds managed by it, Browning West), with respect to the matters set forth below.
1    Board Refreshment. Following consultations with the Company’s shareholders and other stakeholders, and as part of the commitment of the Company’s board of directors (the Board) to regularly review its composition to ensure shareholders are represented by independent, engaged and highly qualified directors, the Board has determined to refresh its membership by appointing four (4) new directors and accepting the resignation of four (4) incumbent directors, including the Chair of the Board. At the regularly scheduled quarterly Board meeting on February 14, 2025, the Board shall take such actions as are necessary to implement the following Board changes:
a.    appoint Calin Rovinescu as a director and Chair of the Board;
b.    appoint Peter Lee (as proposed by Browning West) as a director;
c.    appoint Katherine A. Lehman as a director;
d.    appoint Louis Têtu (as proposed by the Caisse de dépôt et placement du Québec (CDPQ)) as a director (the new appointees, collectively, the New Directors); and
e.    accept the resignation of the following incumbent directors:
Alan N. MacGibbon, current Chair of the Board,
Margaret S. (Peg) Billson,
François Olivier, and
David G. Perkins.
During the Cooperation Period (as defined below), unless consented to by Browning West (which consent shall not be unreasonably withheld, conditioned or delayed), the size of the Board shall not exceed thirteen (13) directors; provided that, if the new CEO is appointed to the Board and the current CEO remains on the Board during a transition period, the size of the Board shall not exceed fourteen (14) directors.
2    CEO Search Committee. In conjunction with the Board refreshment, the Board shall appoint Mr. Lee to its CEO Search Committee as soon as reasonably possible following the Board refreshment (but in no event later than two (2) business days thereafter). The reconstituted CEO Search Committee shall consist of Mr. Rovinescu (Board Chair) and Mary Lou Maher (Committee Co-Chair), in addition to Mr. Lee (Committee Co-Chair).
3    Director Nominations. In respect of the Company’s 2025 annual meeting of shareholders (the 2025 AGM) and, in the event the Cooperation Period (as defined below) is extended pursuant to Section 6 [Browning West Standstill] hereof, the Company’s 2026 annual meeting of shareholders (the 2026 AGM), the Board shall include in the Company’s management information circular for re-election as a director, and recommend to shareholders that they vote in favour of:
a.    Mr. Lee, provided Browning West beneficially owns, or exercises control or direction over, directly or indirectly, or otherwise holds a Net Long Position (as defined below) over, at least 2.5% of the issued and outstanding common shares in the capital of the Company (calculated based on the total number of common shares issued and outstanding as of the date hereof, as adjusted for stock splits, reclassifications, combinations and similar adjustments affecting all holders of common shares) (the Minimum Ownership Threshold); and
b.    each of the other New Directors,
in each case, subject to each director’s continued qualification to serve in such capacity.
Net Long Position means that Browning West beneficially owns common shares in the capital of the Company, directly or indirectly, that constitute a net long position as defined in Rule 14e-4 under the US Securities Exchange Act of 1934, mutatis mutandis; provided, however, that “Net Long Position” shall not include any shares (i) as to which Browning West does not have the right to vote or direct the vote (other than as a result of being in a margin account), or (ii) as to which Browning West has entered into a derivative or other agreement, arrangement, commitment or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.1
4    Replacement and Other Rights.
a.    If Mr. Lee ceases for any reason to be a director of the Board during the Cooperation Period (other than pursuant to Section 9 [Resignation from the Board] or Section 14 [Breach of Agreement (by Browning West)] of this Agreement), and at such time Browning West satisfies the Minimum Ownership Threshold, then Browning West shall be entitled to designate another individual to serve as a replacement director who is reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, conditioned or delayed). In such case, the Board will take all reasonable steps to appoint the individual as a director of the Company (and as a member of the committees of which Mr. Lee was a member immediately prior to his ceasing to be a director of the Board) to serve for the remainder of Mr. Lee’s term.
1 Link to Rule 14e-4 definition of “Net Long Position”: https://www.ecfr.gov/current/title-17/chapter-II/part-240/subpart-A/subject-group-ECFR465b90927e2fdb3/section-240.14e-4.

b.    If on or before February 13, 2026, Ms. Lehman ceases for any reason to be a director of the Board, then the Company shall consult Browning West in good faith on any proposed replacement to fill the vacancy on the Board created by Ms. Lehman ceasing to be a director, as part of the Board’s consideration of such vacancy and potential replacement.
5    Voting. Browning West shall vote (or cause to be voted), in respect of any annual or special meeting of shareholders of the Company during the Cooperation Period (including the 2025 AGM and 2026 AGM, as applicable), any and all shares of the Company which it beneficially owns, or over which it exercises control or direction, directly or indirectly, or over which it has the right to vote on the record date for any such annual or special meeting of shareholder of the Company:
a.    in favour of the election of all management director nominees recommended by the Board, and against the election of any director nominee not so recommended, for election;
b.    against any resolution to remove any member of the Board; and
c.    against any waiver or modification to the Company’s articles or by-laws to alter the size or composition of the Board unless such waiver or modification is being proposed and recommended by the Board.
6    Browning West Standstill. During the period beginning upon execution of this Agreement until the date that is thirty (30) days prior to the notice deadline for shareholders to submit nominations of director candidates for election at the 2026 AGM pursuant to the Company’s advance notice by-law (the Cooperation Period), except as specifically permitted in this Agreement or except with the prior written consent of the Company (in its sole discretion), Browning West and its affiliates shall not, directly or indirectly, or jointly or in concert with any other person, do any of the following:
a.    requisition a meeting of shareholders or other securityholders of the Company;
b.    obtain representation on, or nominate or propose the nomination of any candidate for election to, the Board;
c.    seek to effect the removal of any member of the Board or otherwise seek to alter the composition of the Board (including through a “withhold” or similar campaign);
d.    submit, or induce any person to submit, any shareholder proposal pursuant to the Canada Business Corporations Act (CBCA);
e.    except in accordance with Section 5 [Voting] hereof, engage in, participate in, or in any way initiate, directly or indirectly, any “solicitation” (as such term is defined in the CBCA and in any applicable securities laws) with respect to the voting of any shares or other securities of the Company;
f.    commence, join, encourage or support any litigation, arbitration, complaint or other proceeding (including any derivative action) against or involving the Company or any of its current or former officers or directors;
g.    make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or
h.    enter into any discussions, arrangements, agreements, understandings or commitments (including any voting or support agreement) with any person with respect to the foregoing, or advise, assist, support, or encourage any person to take any action, in each case inconsistent with the foregoing.

The Cooperation Period shall be automatically extended until the conclusion of the 2026 AGM in the event the Company notifies Browning West in writing at least twenty (20) days prior to the expiry of the Cooperation Period that the Board irrevocably offers to re-nominate Mr. Lee for election at the 2026 AGM, and Browning West irrevocably accepts such offer within fifteen (15) days of such notice.
7    Current Ownership Interest. Browning West beneficially owns, or exercises control or direction over, directly or indirectly, or otherwise holds a Net Long Position (for the limited purpose of this representation in respect of Browning West’s current ownership interest in the Company, disregarding the carve-outs in (i) and (ii) of the definition of Net Long Position) over, 13,734,943 common shares in the capital of the Company representing approximately 4.3% of the issued and outstanding common shares.
8    Confirmation of Ownership Interest. During the Cooperation Period:
a.    Browning West shall promptly (and, in any case, within two (2) business days) notify the Company upon its interest in the Company falling below the Minimum Ownership Threshold.
b.    Within two (2) business days after February 28, 2025, after the end of each financial quarter of the Company and after receipt of the Company’s reasonable written request from time to time, Browning West shall confirm to the Company in writing that it continues to meet the Minimum Ownership Threshold.
9    Resignation from the Board. During the Cooperation Period, if Browning West fails at any time after February 28, 2025 to satisfy the Minimum Ownership Threshold, Browning West shall cause Mr. Lee (or his replacement) to immediately offer to resign from the Board and all of its committees, including as Co-Chair of the CEO Search Committee, which resignation may be accepted by the Chair of the Board (at the Chair’s sole discretion), with immediate effect or otherwise. Concurrently with Mr. Lee’s (or his replacement’s) appointment to the Board, Browning West shall deliver an undated, pre-signed resignation from Mr. Lee (or his replacement) to the Board capable of being accepted by the Chair upon the occurrence of the circumstances indicated in this Section 9 (i.e., Browning West failing to satisfy the Minimum Ownership Threshold). For clarity, the acceptance of Mr. Lee’s (or his replacement’s) resignation from the Board pursuant to this Section 9 shall not relieve Browning West from its obligations under this Agreement.
10    Confidentiality. Browning West acknowledges that all directors of the Company (including Mr. Lee and the other New Directors) are required, as part of their fiduciary duties to the Company, to keep confidential all Company confidential information and to not disclose to any third parties any discussions, matters or materials considered in meetings of the Board or Board committees. For clarity, nothing in this Agreement shall be deemed to limit the exercise in good faith by Mr. Lee of his fiduciary duties in his capacity as a director of the Company.
11    Non-Disparagement. Each of Browning West and the Company agrees that, during the Cooperation Period, it shall not, and it shall cause its affiliates and its and their respective directors, officers, partners, employees, agents and other representatives not to, do, say, publish, or communicate, publicly or privately, in any media or forum, any matter or thing that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct, behaviour, businesses, products or services of the other party or any of its affiliates or representatives. For clarity, all communications relating to this Agreement shall not be inconsistent with the Press Release (as defined below).
12    Public Dissemination. Promptly following execution of this Agreement, the Company shall issue a press release in the form set out in Exhibit A (the Press Release). During the Cooperation Period, neither party hereto shall make any public announcements, disclosure or statements (including in any filing with the Canadian or U.S. securities regulators or any other regulatory or governmental agency, including any stock exchange) relating to this Agreement that are inconsistent with, or otherwise contrary to, the statements in the Press Release except, in each case, as required by applicable law. The Press Release shall be the only public communication relating to this Agreement.
13    [Redacted – Commercially sensitive information]
14    Breach of Agreement. A finding that any term of this Agreement has been breached by any representative of Browning West or any of its affiliates on the one hand, or the Company on the other hand, will immediately entitle the other party to equitable remedies (including specific performance or injunctive relief) in addition to any claim for damages or any other legal remedy.
15    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Québec sitting in the City of Montréal for any actions or proceedings arising out of or related to this Agreement.
16    Assignment. This Agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by Browning West without the prior written consent of the Company. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.
17    Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.
18    Miscellaneous. All modifications of and amendments to this Agreement or any part hereof must be in writing signed on behalf of all parties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
19    Language. This Agreement and all documents relating hereto has been drawn up in the English language at the express wish of the parties. La présente convention ainsi que tous les documents s’y rapportant ont été rédigés en anglais conformément à la volonté expresse des parties.

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us. An executed copy of this Agreement may be transmitted by email and the transmission of a signature by such means constitutes effective delivery.
[signature page follows]

Yours truly,

CAE INC.
Per:	(signed) Mark Hounsell
Name: Mark Hounsell
Title: Chief Legal and Compliance Officer, and Corporate Secretary

ACKNOWLEDGED AND AGREED, on its own behalf and on behalf of the funds managed by it, this 13th day of February, 2025.

BROWNING WEST, LP
Per:	(signed) Samuel Green
Name: Samuel Green
Title: Chief Compliance Officer and Chief Financial Officer

Exhibit “A”

Form of Press Release

See attached.

CAE Inc. announces changes to its Board of Directors
Montreal, February 13, 2025 – (NYSE: CAE, TSX: CAE) - CAE Inc. (“CAE” or “the Company”) today announced the appointment of four new directors to its Board of Directors, including Calin Rovinescu as Chair of the Board. The other three appointments are Peter Lee, Katherine A. Lehman and Louis Têtu.
These changes, which will take effect on February 14, followed consultations with the Company’s stakeholders that focused on the Board’s ongoing review of its composition, and a transition towards renewed Board leadership.
Said Mr. Rovinescu, “As a longstanding airline customer and partner of CAE, I am excited to take on the role as Chair to help guide this exceptional global champion through its next chapter of growth and value creation. The other newly appointed Board members and I are energized by CAE’s innovative technology, strong market position in aerospace and defence, and outstanding people.”
In connection with these changes, the Board invited Mr. Rovinescu to join as a director and Chair and Ms. Lehman to join as a director. The Caisse de dépôt et placement du Québec (CDPQ), one of the Company’s largest shareholders, nominated Mr. Têtu to the Board pursuant to a customary nomination rights agreement with the Company. Browning West, LP nominated Mr. Lee to the Board pursuant to a customary cooperation and standstill agreement with the Company. Mr. Lee and Mary Lou Maher will co-chair the CEO Search Committee, working closely with Mr. Rovinescu as Chair of the Board, to continue the recruitment process previously overseen by the Board’s Human Resources Committee.
The size of the Board remains unchanged at 13 as the four appointments are being made in conjunction with the retirement of four directors: Alan N. MacGibbon, who has served as Chair of the Board since 2022 and as a director since 2015; Margaret S. (Peg) Billson, who has served on the Board since 2015; François Olivier, who has served on the Board since 2017; and David G. Perkins, who has served on the Board since 2020. These directors have overseen a period of significant growth and change for CAE as it has moved from primarily an industrial products company to a world leader in aviation training solutions. The Company wishes to thank them for their exceptional service and valuable contributions during their tenure.
Said Mr. MacGibbon, “During my time on the Board, I have seen the Company become a global leader in training for civil aviation and defence and security forces, furthering its mission to make the world a safer place. I am honoured to have been involved in CAE’s story and I thank CAE’s employees, management and my Board colleagues for their dedication to the Company. With a dynamic and engaged Board that is fully aligned on the process and transition to CAE’s next CEO, there is no better time for me to transition the Chair role to Calin. I am confident Calin’s proven track record in value creation and exemplary leadership skills will allow the Company to continue to be a leader in the sector and deliver value to its broad group of stakeholders.”
Added Mr. Rovinescu, “I would like to acknowledge and thank Alan for the tremendous leadership he has shown during his time at CAE. Even as he prepared to retire from the Company, Alan remained committed to ensuring that the CEO succession process proceed smoothly and effectively, as evident in his decision to make way for a new Chair who will work hand in hand with the incoming CEO. His guidance during this critical transition period is a testament to his enduring commitment to CAE and its future. Alan has set a high standard, and

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we are profoundly grateful for his board service and the legacy he leaves behind. I would also like to acknowledge and thank each of Peg, François and David for their service and contributions during their tenure.”
Mr. MacGibbon concluded, “On behalf of the Board, I would like to thank CDPQ and Browning West, as well as our other shareholders, who worked constructively with us throughout this process with the shared goal of creating sustainable and substantial shareholder value at CAE.”
About the Incoming Directors:
Mr. Rovinescu is a corporate director, venture capital investor and senior advisor to several corporations. He is currently a member of the board of directors of some of Canada’s largest corporations. He served as President and Chief Executive Officer of Air Canada from 2009 until his retirement in 2021, leading Air Canada’s transformation into one of the world’s leading airlines and a Canadian global champion, expanding its network worldwide and producing record financial results and record stock market performance. From June 2014 to June 2015, while leading Air Canada, he served as Chair of the International Air Transport Association (IATA), a trade association that currently represents 340 airlines comprising more than 80 per cent of global air traffic. From 2012 to 2016 he also served as Chair of the Star Alliance chief executive board, the controlling body of Star Alliance, the world's largest global airline alliance, currently with 25 members. From 2004 to 2009, he was a co-founder and principal of Genuity Capital Markets, an independent investment bank. Prior to 2000, he was the Managing Partner of the law firm Stikeman Elliott in Montréal, where he practised corporate law for over 20 years. Mr. Rovinescu holds Bachelor of Law degrees from Université de Montréal and the University of Ottawa. He was recognized as Canada’s Outstanding CEO of the Year by Financial Post Magazine in 2016 and as CEO of the Year and Strategist of the Year by the Globe and Mail’s Report on Business Magazine in 2019. Mr. Rovinescu is a member of the Order of Canada and was inducted into the Canadian Business Hall of Fame in 2021.
Mr. Lee, in addition to being a Co-Founder and Partner of Browning West, LP, plays a leading role in that firm’s investment research and capital allocation. Before co-founding Browning West in 2019, he was an investment associate at Criterion Capital Management, where he was responsible for identifying and researching investment opportunities across multiple sectors. Mr. Lee also held roles at Grey Mountain Partners and Lazard. Additionally, he is currently a director on the board of Gildan Activewear Inc. where he serves as Chair of the Compensation and Human Resources Committee and as a member of the Corporate Governance and Social Responsibility Committee. He has also served on the board of Countryside Properties plc. Mr. Lee holds a Bachelor of Arts from Carleton College and a Master of Business Administration from Harvard Business School.
Ms. Lehman is the current Chair of Stella Jones Inc. (TSX:SJ), a Montréal based, ~ C$6 billion enterprise value industrial business, and has been a Partner at the New York-based private equity firm Palladium Equity Partners, LLC since 2022. She leads the Palladium Heritage strategy, which invests in industrial and business services companies. Prior to Palladium, she was Co-Founder and Managing Partner at Hilltop Private Capital, LLC. She has garnered more than 20 years of experience in private equity executive roles and Board memberships, including at more than 20 public and private, profit and not-for-profit entities. Included in Ms. Lehman’s prior Board roles are serving on the Board of a private company in a niche education and training area and serving on the Board of Navient (NASDAQ: NAVI) from 2014 to 2022, with roles as Chair of the Risk Committee and service on the Compensation and Personnel Committee and the Governance Committee.

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Mr. Têtu has been Chair and Chief Executive Officer of the Montreal-based technology company Coveo Solutions Inc. since 2012. Prior to Coveo, Mr. Têtu co-founded Taleo Corporation, a leading international provider of cloud software for talent and human capital management, listed on NASDAQ in 2005 and subsequently acquired by Oracle for US$1.9 billion in 2012. Mr. Têtu was Chief Executive Officer and Chairman of the board of directors from the company’s inception in 1999 through 2007. Prior to Taleo, Mr. Têtu was President of Baan SCS, the supply-chain management solutions group of Baan, a global enterprise software company. This followed Baan’s acquisition of Berclain Group inc., which he co-founded in 1989 and where he served as President until 1996. Mr. Têtu currently serves on the board and human resources and corporate governance committees of Alimentation Couche-Tard Inc. (CircleK). He previously served on the board of Industrial Alliance Insurance and Financial Services inc. Mr. Têtu is an Engineering graduate from Université Laval in Québec City and a commercially licensed helicopter pilot.

Read the biographies of all members of the Board of Directors.

About CAE
At CAE, we equip people in critical roles with the expertise and solutions to create a safer world. As a technology company, we digitalize the physical world, deploying software-based simulation training and critical operations support solutions. Above all else, we empower pilots, cabin crew, maintenance technicians, airlines, business aviation operators, and defence and security forces to perform at their best every day and when the stakes are the highest. Around the globe, we’re everywhere customers need us to be with approximately 13,000 employees in more than 240 sites and training locations in over 40 countries. CAE represents more than 75 years of industry firsts— the highest-fidelity flight and mission simulators as well as training programs powered by digital technologies. We embed sustainability in everything we do. Today and tomorrow, we’ll make sure our customers are ready for the moments that matter.
Read our FY24 Global Annual Activity and Sustainability Report.
Follow us on Twitter: @CAE_Inc Facebook: www.facebook.com/cae.inc
LinkedIn: www.linkedin.com/company/cae Hashtags: #CAE; #CAEpilot
Caution concerning forward-looking statements
This press release includes forward-looking statements about CAE’s ongoing CEO search process and transition to its next CEO and CAE’s strategy and its expected impacts on the company and its stakeholders, and CAE, as well as CAE’s activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about CAE’s vision, strategies, market trends and outlook, future revenues, earnings, cash flow growth, profit trends, growth capital spending, expansions and new initiatives, including initiatives that pertain to environmental, social and governance (ESG) matters, financial obligations, available liquidities, expected sales, general economic and political outlook, inflation trends, prospects and trends of an industry, expected

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annual recurring cost savings from operational excellence programs, our management of the supply chain, estimated addressable markets, demands for CAE’s products and services, our access to capital resources, our financial position, the expected accretion in various financial metrics, the expected capital returns to shareholders, our business outlook, business opportunities, objectives, development, plans, growth strategies and other strategic priorities, and our competitive and leadership position in our markets, the expansion of our market shares, CAE's ability and preparedness to respond to demand for new technologies, the sustainability of our operations, and other statements that are not historical facts.
Since forward-looking statements and information relate to future events or future performance and reflect current expectations or beliefs regarding future events, they are typically identified by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “likely”, “may”, “plan”, “seek”, “should”, “will”, “strategy”, “future” or the negative thereof or other variations thereon suggesting future outcomes or statements regarding an outlook. All such statements constitute "forward-looking statements" within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. By their nature, forward looking statements require CAE to make assumptions and are subject to inherent risks and uncertainties associated with CAE’s business which may cause actual results in future periods to differ materially from results indicated in forward-looking statements. While these statements are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that CAE believes are reasonable and appropriate in the circumstances, readers are cautioned not to place undue reliance on these forward-looking statements as there is a risk that they may not be accurate. The forward-looking statements contained in this press release describe our expectations as of February 13, 2025 and, accordingly, are subject to change after such date.
Risks that could cause such differences include, but are not limited to, strategic risks, such as geopolitical uncertainty, global economic conditions, competitive business environment, original equipment manufacturer (OEM) leverage and encroachment, inflation, international scope of CAE’s business, level and timing of defence spending, constraints within the civil aviation industry, CAE’s ability to penetrate new markets, research and development activities, evolving standards and technology innovation and disruption, length of sales cycle, business development and awarding of new contracts, strategic partnerships and long-term contracts, risk that CAE cannot assure investors that we will effectively manage our growth, estimates of market opportunity and competing priorities; operational risks, such as supply chain disruptions, program management and execution, mergers and acquisitions, business continuity, subcontractors, fixed price and long-term supply contracts, CAE’s continued reliance on certain parties and information, and health and safety; cybersecurity risks; talent risks, such as recruitment, development and retention, ability to attract, recruit and retain key personnel and management, corporate culture and labour relations; financial risks, such as availability of capital, customer credit risk, foreign exchange, effectiveness of internal controls over financial reporting, liquidity risk, interest rate volatility, returns to shareholders, shareholder activism, estimates used in accounting, impairment risk, pension plan funding, indebtedness, acquisition and integration costs, sales of additional common shares, market price and volatility of CAE’s common shares, seasonality, taxation matters and adjusted backlog; legal

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and regulatory risks, such as data rights and governance, U.S. foreign ownership, control or influence mitigation measures, compliance with laws and regulations, insurance coverage potential gaps, product-related liabilities, environmental laws and regulations, government audits and investigations, protection of CAE’s intellectual property and brand, third-party intellectual property, foreign private issuer status, and enforceability of civil liabilities against CAE’s directors and officers; ESG risks, such as extreme climate events and the impact of natural or other disasters (including effects of climate change) and more acute scrutiny and perception gaps regarding ESG matters; reputational risks; and technological risks, such as information technology and reliance on third-party providers for information technology systems and infrastructure management. The foregoing list is not exhaustive and other unknown or unpredictable factors could also have a material adverse effect on the performance or results of CAE. Additionally, differences could arise because of events announced or completed after the date of this press release. More information about the risks and uncertainties affecting CAE’s business can be found in the Management’s Discussion & Analysis for the year ended March 31, 2024 and the Management’s Discussion & Analysis for the third quarter ended December 31, 2024. Accordingly, readers are cautioned that any of the disclosed risks could have a material adverse effect on CAE’s forward-looking statements. Readers are also cautioned that the risks described above and elsewhere in this press release, and in the documents referenced herein, are not necessarily the only ones CAE faces; additional risks and uncertainties that are presently unknown to CAE or that CAE may currently deem immaterial may adversely affect CAE’s business.
Except as required by law, CAE disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise. The forward- looking information and statements contained in this press release are expressly qualified by this cautionary statement. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

CAE Contacts:
General Media:
Samantha Golinski, Vice President, Public Affairs & Global Communications
+1-438-805-5856, samantha.golinski@cae.com
Investor Relations:
Andrew Arnovitz, Senior Vice President, Investor Relations and Enterprise Risk Management, +1- 514-734-5760, andrew.arnovitz@cae.com

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